Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus Supplement of Atlas Resource Partners, L.P. and the incorporation by reference of (1) our report dated February 14, 2012, with respect to the balance sheets of Titan Operating, LLC as of December 31, 2011 and 2010, and the related statements of operations, members’ equity, and cash flows for the years then ended and (2) our report dated February 17, 2011, with respect to the balance sheets of Titan Operating, LLC as of December 31, 2010 and 2009, and the related statements of operations, members’ equity, and cash flows for the years then ended, which reports appear in the Form 8-K/A of Atlas Resource Partners, L.P. dated August 24, 2012.

Rylander, Clay & Opitz, LLP

Forth Worth, Texas

March 14, 2014

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